Exhibit 10.28

AMENDMENT TO
BAKER HUGHES INCORPORATED
EMPLOYEE STOCK PURCHASE PLAN
THIS AGREEMENT by Baker Hughes Incorporated,
W I T N E S S E T H:
WHEREAS, the Board of Directors of Baker Hughes Incorporated (the “Board of Directors”) previously adopted the Baker Hughes Incorporated Employee Stock Purchase Plan (the “Plan”);
WHEREAS, Section 10.2 of the Plan provides that the Compensation Committee of the Board of Directors may amend the Plan at any time; and
WHEREAS, the Compensation Committee of the Board of Directors desires to amend the Plan;
NOW, THEREFORE, effective as of December 31, 2014, the Compensation Committee of the Board of Directors agrees that the Plan is amended by adding thereto the following new Section 11.20:
11.20 Effect of a Change in Control. Notwithstanding any other provision of the Plan, if the Company shall not be the surviving corporation in any merger (or survives only as a subsidiary of another entity) constituting a “change in control” (as defined in the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan and the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan, in each case, as in effect immediately prior to November 16, 2014) that occurs on or prior to the last day of an Offering Period, there shall be no purchases under the Plan of Stock or of any other securities of the Company or any other entity for such Offering and the Participants’ accumulated payroll deductions for such Offering Period shall be returned to them without interest.

Adopted by the Compensation Committee of the Board of Directors
Effective as of December 31, 2014